Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

ICONIX BRAND GROUP, INC.

at

$3.15 Per Share in Cash,

Pursuant to the Offer to Purchase dated July 2, 2021

by

ICONIX MERGER SUB INC.

a wholly-owned subsidiary of

ICONIX ACQUISITION LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M. (NEW YORK CITY TIME) AT
THE END OF THE DAY ON FRIDAY, JULY 30, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 2, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Iconix Merger Sub Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Iconix Acquisition LLC (“Parent”), a Delaware limited liability company to act as the Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Iconix Brand Group, Inc. (“Iconix”), a Delaware corporation, at a price per Share of $3.15, in cash (the “Offer Price”), in each case without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated July 2, 2021 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal are enclosed herewith and collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF ICONIX UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company (the “Depositary and Paying Agent”) by the Expiration Time or if the procedure for book-entry transfer cannot be completed by the Expiration Time (the “Notice of Guaranteed Delivery”);

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. A letter to the stockholders of Iconix from Robert C. Galvin, Iconix’s Chief Executive Officer, accompanied by Iconix’s Solicitation/Recommendation Statement on Schedule 14D-9; and

6. A return envelope addressed to the Depositary and Paying Agent for your use only.

We urge you to contact your clients as soon as possible. Please note that the Offer and withdrawal rights will expire one minute after 11:59 P.M., New York City time, on Friday, July 30, 2021 (the “Expiration Time”), unless the Offer is extended or terminated. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 11, 2021, by and among Iconix, Parent and Purchaser (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including the tendering of a sufficient number of Shares into the Offer, Purchaser will be merged with and into Iconix (the “Merger”), with Iconix continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The closing of the Merger (the “Closing”) will take place as promptly as practicable following the consummation of the Offer (the date and time of Purchaser’s acceptance of Shares tendered for payment, the “Acceptance Time”), but in any event no later than the first business day following the satisfaction or waiver of the conditions to Closing set forth in the Merger Agreement or such other date as Parent and Iconix mutually agree in writing. At the Closing, Purchaser will merge with and into Iconix, with Iconix surviving as a wholly-owned subsidiary of Parent, pursuant to the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (“Delaware Law”), with no stockholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by or held in the treasury of Iconix, Shares owned by Iconix, Parent or any of their direct or indirect wholly-owned subsidiaries or Shares held by any stockholder who is entitled to demand and properly has demanded appraisal for such Shares in accordance and full compliance with Section 262 of Delaware Law.

Iconix’s Board of Directors has unanimously: (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, Iconix and its stockholders, (ii) determined that it is in the best interests of Iconix and its stockholders, and declared it advisable, to enter into the Merger Agreement, (iii) approved the execution and delivery of the Merger Agreement by Iconix, the performance by Iconix of its covenants and agreements contained therein and the consummation of the Offer, the Merger and the other Transactions and (iv) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

For Shares to be properly tendered in the Offer, (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, together with any share certificates and any other documents required to be delivered with such Letter of Transmittal, (ii) in the case of book-entry transfer at The Depository Trust Company (“DTC”), an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required, must be timely received by the Depositary and Paying Agent, or (iii) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and Paying Agent and Alliance Advisors, LLC (the “Information Agent”) as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Stock transfer taxes with respect to the transfer and sale of any Shares will be withheld and deducted from the purchase price of such Shares purchased as set forth in Instruction titled “Stock Transfer Taxes” of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at our address and telephone number set forth below and on the back cover of the Offer to Purchase. Such copies will be furnished promptly at Purchaser’s expense. Questions or requests for assistance may also be directed to the Information Agent at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

The Information Agent for the Offer is:

Alliance Advisors, LLC

200 Broadacres Drive

Bloomfield, New Jersey 07003

Shareholders, Banks and Brokers

Call Toll-Free: 833-501-4701

E-Mail - ICON@allianceadvisors.com

Very truly yours,

Alliance Advisors, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PURCHASER, PARENT, ICONIX, THE DEPOSITARY AND PAYING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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